                                   EXHIBIT 2.1


================================================================================







                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                    CHILDREN'S COMPREHENSIVE SERVICES, INC.,

                              CCS MERGER SUB, INC.

                                       AND

                           AMERIS HEALTH SYSTEMS, INC.


                          DATED AS OF SEPTEMBER 8, 1998







================================================================================

                                      INDEX


ARTICLE I
     THE MERGER................................................................ 1
     1.1    The Merger......................................................... 1
     1.2    The Closing........................................................ 2
     1.3    Effective Time..................................................... 2
     1.4    Charter............................................................ 2
     1.5    Bylaws............................................................. 2
     1.6    Directors.......................................................... 2
     1.7    Officers........................................................... 2

ARTICLE II
     CONVERSION OF AMERIS SHARES............................................... 2
     2.1    Conversion of Ameris Shares........................................ 2
     2.2    (Reserved)......................................................... 3
     2.3    Exchange of Certificates........................................... 3
     2.4    Escrow............................................................. 3
     2.5    Post-Closing Adjustments........................................... 6
     2.6    Preliminary and Final Settlements.................................. 7

ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF AMERIS ................................. 9
     3.1    Existence; Good Standing; Corporate Power and Authority,
            Pre-Closing Sale. ................................................. 9
     3.2    Authorization, Validity and Effect of Agreements.................. 10
     3.3    Capitalization.................................................... 10
     3.4    Other Interests................................................... 11
     3.5    Prior Sales of Securities......................................... 11
     3.6    No Violation...................................................... 11
     3.7    Financial Statements.............................................. 12
     3.8    No Material Adverse Changes....................................... 12
     3.9    Tax Matters....................................................... 12
     3.10   Employees and Fringe Benefit Plans................................ 14
     3.11   Assets. .......................................................... 17
     3.12   Accounts Receivable............................................... 17
     3.13   Lawful Operations................................................. 17
     3.14   Litigation........................................................ 18
     3.15   Licenses; Permits; Authorizations................................. 18
     3.16   Regulatory Consents............................................... 18
     3.17   Reimbursement and Program Compliance.............................. 18
     3.18   Corporate Records; Other Information.............................. 20
     3.19   Intellectual Property Rights...................................... 20
     3.20   Hazardous Substances.............................................. 20
     3.21   Certain Business Practices and Regulations........................ 23
     3.22   Labor Matters..................................................... 23
     3.23   Insurance......................................................... 23



     3.24   No Brokers........................................................ 23
     3.25   Contracts and Commitments......................................... 24
     3.26   Shareholder and Employee Receivables.............................. 25
     3.27   Whitwell Indemnification.......................................... 25
     3.28   Real Property..................................................... 25
     3.29   (Reserved)........................................................ 26
     3.30   (Reserved)........................................................ 26
     3.31   Certificates of Need.............................................. 26
     3.32   Medicare Participation/Accreditation.............................. 27
     3.33   (Reserved)........................................................ 27
     3.34   (Reserved)........................................................ 27
     3.35   Experimental Procedures........................................... 27
     3.36   Full Disclosure................................................... 27
     3.37   Definition of Knowledge........................................... 28

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF CCS.................................... 28
     4.1    Existence; Good Standing; Corporate Power and Authority. ......... 28
     4.2    Authorization, Validity, and Effect of Agreements................. 28
     4.3    No Violation...................................................... 28
     4.4    No Brokers........................................................ 28

ARTICLE V
     COVENANTS AND AGREEMENTS................................................. 29
     5.1    Access to Information............................................. 29
     5.2    Confidentiality....................................................29
     5.3    Cooperation....................................................... 30
     5.4    Preservation of Business.......................................... 30
     5.5    Material Transactions............................................. 30
     5.6    Shareholder Approval.............................................. 32
     5.7    Certain Tax Matters............................................... 32
     5.8    Legal Conditions to Merger........................................ 32
     5.9    Notice of Subsequent Events....................................... 32
     5.10   Other Actions..................................................... 33
     5.11   Tail Insurance.................................................... 33
     5.12   Employees......................................................... 33
     5.13   Dissenting Shares................................................. 33
     5.14   Non-Solicitation.................................................. 33
     5.15   Title Insurance................................................... 34
     5.16   (Reserved.)....................................................... 34
     5.17   Estoppel Certificates............................................. 34
     5.18   (Reserved)........................................................ 35
     5.19   UCC Searches...................................................... 35
     5.20   Employee Benefit Plans............................................ 35
     5.21   Pre-Closing Sale.................................................. 35
     5.22   Change of Ameris Name............................................. 36



ARTICLE VI
     CONDITIONS............................................................... 36
     6.1    Conditions to Each Party's Obligation to Effect the Merger........ 36
     6.2    Conditions to Obligation of Ameris to Effect the Merger........... 37
     6.3    Conditions to Obligation of CCS to Effect the Merger.............. 38

ARTICLE VII
     TERMINATION.............................................................. 41
     7.1    Termination by Mutual Consent..................................... 41
     7.2    Termination by Either CCS or Ameris............................... 41
     7.3    Termination by Ameris............................................. 41
     7.4    Termination by CCS................................................ 41
     7.5    Effect of Termination and Abandonment............................. 41
     7.6    Extension; Waiver................................................. 42

ARTICLE VIII
     INDEMNIFICATION.......................................................... 42
      8.1   Indemnification by Ameris......................................... 42
      8.2   Indemnification by CCS............................................ 44
      8.3   Procedure......................................................... 44
      8.4   Survival of Representations....................................... 45

ARTICLE IX
     GENERAL PROVISIONS....................................................... 46
     9.1    Notices........................................................... 46
     9.2    Assignment, Binding Effect; Benefit............................... 46
     9.3    Entire Agreement.................................................. 46
     9.4    Amendment......................................................... 46
     9.5    Governing Law..................................................... 47
     9.6    Counterparts...................................................... 47
     9.7    Headings.......................................................... 47
     9.8    Interpretation.................................................... 47
     9.9    Waivers........................................................... 47
     9.10   Incorporation of Exhibits......................................... 47
     9.11   Severability...................................................... 47
     9.12   Expenses.......................................................... 48
     9.13   Enforcement of Agreement.......................................... 48


                            ATTACHMENTS AND EXHIBITS


Ameris Disclosure Letter

Exhibit A .............................................  Articles of Merger

Exhibit B .............................................  Escrow Agreement

Exhibit C .............................................  Form of Estoppel Certificate

Exhibit D .............................................  Form of Smith of Georgia Note

Schedule 5.21(a) ......................................  Liabilities Assumed by Smith of Georgia

Schedule 5.21(b) ......................................  Assets and Liabilities Transferred to Ameris LLC


                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (the "Agreement") is executed as of the 8th day of September, 1998, by and among Children's Comprehensive Services, Inc., a Tennessee corporation ("CCS"), CCS Merger Sub, Inc., a newly formed Tennessee corporation and wholly-owned subsidiary of CCS ("Merger Sub") and Ameris Health Systems, Inc., a Tennessee corporation ("Ameris").

                                    RECITALS

         WHEREAS, the Boards of Directors of CCS and Ameris each have determined that a business combination between CCS and Ameris is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

         WHEREAS, Ameris owns all the outstanding capital stock of Ameris of Georgia, Inc., a Georgia corporation ("Ameris of Georgia"), which operates Smith Hospital, a 72-bed acute care hospital located in Hahira, Georgia ("Smith Hospital"), and American Clinical Schools, Inc., a Delaware corporation ("American Clinical Schools"), a holding company that has no operational activities, but which owns all the outstanding capital stock of Tennessee Clinical Schools, Inc., a Tennessee corporation ("Tennessee Clinical Schools"), which operates Hermitage Hall, a residential treatment program for adolescents located in Nashville, Tennessee ("Hermitage Hall") and a group home for adolescents located in Clarksville, Tennessee ("Clarksville Home"); Alabama Clinical Schools, Inc., an Alabama corporation ("Alabama Clinical Schools"), which operates a residential treatment program for adolescents located in Birmingham, Alabama (the "Alabama Program"); and Pennsylvania Clinical Schools, Inc., a Pennsylvania corporation ("Pennsylvania Clinical Schools"), which operates or will operate a residential treatment program for adolescents located in Philadelphia, Pennsylvania (the "Philadelphia Program").

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Ameris in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Ameris shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 48-21-108 of the Tennessee Business Corporation Act (the "TBCA").

         1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Bass, Berry & Sims PLC, First American Center, Nashville, Tennessee, at 10:00 a.m. on September 9, 1998 or at such other time, date, or place as CCS and Ameris may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3 Effective Time. If all of the conditions to the Merger set forth in
Article VI shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article VII, the parties hereto shall cause Articles of Merger, in the form attached hereto as Exhibit A, to be properly executed and filed in accordance with the applicable provisions of the TBCA on the Closing Date. The Merger shall become effective at the time of filing of the Articles of Merger with the Secretary of State of the State of Tennessee or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

         1.4 Charter. The Charter of Merger Sub in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation, until duly amended in accordance with applicable law.

         1.5 Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended in accordance with applicable law.

         1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

         1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.


                                   ARTICLE II
                           CONVERSION OF AMERIS SHARES

         2.1 Conversion of Ameris Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of Ameris (the "Ameris Shareholders"), all of the Outstanding Ameris Shares shall be converted into and become fully exchangeable for the right to receive the Merger Consideration, subject to the terms of this Article II, and all such Outstanding Ameris Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued and paid in consideration therefor upon the surrender of such certificate or certificates in accordance with Section 2.3. For purposes of this Agreement, the capitalized terms shall have the following definitions:

                  (a) "Outstanding Ameris Shares" shall mean all of the issued and outstanding shares of Ameris Common Stock immediately prior to the Effective Time, less Dissenting Shares.

                  (b) "Ameris Common Stock" shall mean the common stock, par value $.01 per share, of Ameris.

                  (c) "Dissenting Shares" shall mean outstanding shares of Ameris Common Stock, the holders of which have perfected their rights to dissent to the Merger under the TBCA.

                  (d) "Merger Consideration" shall mean, subject to the adjustments described in this Article II, the aggregate of $9,600,000 in cash, a portion of which shall be transferred into the Escrow Fund as set forth in Section 2.4, and the balance of which shall be paid at the Closing or thereafter, in accordance with the terms of Section 2.3.

         2.2 (Reserved)

         2.3 Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing Outstanding Ameris Shares upon surrender thereof to CCS shall be entitled to receive in exchange therefor such holder's pro rata share of the Merger Consideration, subject to the terms of this Article II. Until so surrendered, each outstanding certificate representing Outstanding Ameris Shares shall be deemed for all purposes to represent the portion of Merger Consideration into which the Outstanding Ameris Shares theretofore represented shall have been converted.

         2.4 Escrow.

                  (a) At the Closing, pursuant to an Indemnity and Escrow Agreement substantially in the form attached hereto as Exhibit B (the "Escrow Agreement"), the parties shall establish an escrow comprised of
         (i) $3,000,000, plus (ii) an amount of cash (which shall in no event exceed $225,000) equal to 25% of the value of the accounts receivable listed on Schedule 2.4, which schedule shall be prepared immediately prior to the Closing and shall list those receivables which are, as of such date, aged longer than 30 days (such receivables may hereafter be referred to as the "Escrow Receivables," and the value of 25% of the Escrow Receivables, which shall in no event exceed $225,000, the "Receivable Escrow Amount"). The aggregate of $3,000,000 and the Receivable Escrow Amount may hereafter be referred to as the "Escrow Fund"). The Escrow Fund shall be maintained in escrow for the purposes of (x) satisfying claims by CCS for indemnification under Article VIII,
         (y) satisfying the
         post-closing adjustments described in Sections 2.5 and 2.6 (the "Post-Closing Adjustments"), and (z) securing the payment of the Smith of Georgia Note (as defined in Section 5.21). The "Escrow Period" shall commence at the Effective Time, and shall continue until the earlier of
         (1) the cessation of the indemnification obligations of the Ameris Shareholders under Article VIII, and (2) the complete disbursement of the Escrow Fund.

               (i) Upon repayment in full of the Smith of Georgia Note, the Escrow Agent (as hereafter defined) shall disburse from the Escrow Fund to the Ameris Shareholders an aggregate amount equal to the entire principal amount of the Smith of Georgia Note. Upon partial repayment of the Smith of Georgia Note, (A) the Escrow Agent shall disburse cash from the Escrow Fund (1) to CCS in the amount of all principal and interest which remains due and owing as of such date under the Note, and (2) to the Ameris Shareholders, the difference between the principal amount of the Smith of Georgia Note and the disbursement to CCS in clause (1) above; and (B) CCS shall assign the unpaid portion of the Smith of Georgia Note to the Escrow Fund and have no further rights to the Escrow Fund as it relates to repayment of the Smith of Georgia Note.

               (ii) Beginning upon the first anniversary of the Effective Time and if the Smith of Georgia Note has not been paid, CCS shall have the option to endorse to the order of the Escrow Agent the Smith of Georgia Note in exchange for disbursement from the Escrow Fund of all principal and interest due and owing under the Smith of Georgia Note as of such date. Thereafter, CCS shall have no further rights to the Escrow Fund as it relates to repayment of the Smith of Georgia Note.

               (iii) Upon the 90th day following the Effective Time, the Escrow
                     Agent shall disburse from the Escrow Fund to the Ameris Shareholders an aggregate amount equal to the excess (if any), as of such date, of the Receivable Escrow Amount over the value of the Escrow Receivables which have not been collected by the Surviving Corporation as of such date.

               (iv) Upon the 180th day following the Effective Time, the Escrow Agent shall disburse from the Escrow Fund (A) to the Ameris Shareholders an aggregate amount (if any) equal to the remaining portion of the Receivable Escrow Amount less the value of the Escrow Receivables which have not been collected by the Surviving Corporation as of such date; and
                     (B) thereafter, to CCS an aggregate amount (if any) equal to the balance of the Receivable Escrow Amount.

               (v) Upon the first anniversary of the Effective Time, the escrow agent shall disburse from the Escrow Fund to the Ameris Shareholders that amount of the Escrow Fund (if any) in excess of the sum of (A) $250,000, plus (B) the amounts of any claims for indemnification under Article VIII, to the extent that said claims have been identified by CCS with reasonable particularity and an estimated amount for each such claim has been established which is commercially reasonable, taking into consideration the type, magnitude and probable outcome of such claim (it being understood that the dispute resolution procedure described in Section 2.6(d) shall be utilized to resolve any disagreement concerning the appropriate amount of Escrow Funds to be held and not disbursed as the result of any such claim).

               (vi) Upon the second anniversary of the Effective Time, the escrow agent shall disburse from the Escrow Fund to the Ameris Shareholders that amount of the Escrow Fund (if any) in excess of the sum of (A) $100,000, plus (B) the amounts of any claims for indemnification under Article VIII, to the extent that said claims have been identified by CCS with reasonable particularity and an estimated amount for each such claim has been established which is commercially reasonable, taking into consideration the type, magnitude and probable outcome of such claim (it being understood that the dispute resolution procedure described in Section 2.6(d) shall be utilized to resolve any disagreement concerning the appropriate amount of Escrow Funds to be held and not disbursed as the result of any such claim).

               (vii) Upon receipt of any payments from Ameris LLC (as hereafter defined) under the Smith of Georgia Note (as hereafter defined) in excess of $2.5 million plus accrued interest thereon, Ameris shall contribute such excess (less applicable taxes) to the Escrow Agent, and the Escrow Agent shall, within five business days, disburse said payments to each Ameris Shareholder in proportion to his or her Pro Rata Portion thereof (as hereafter defined).

               (b) All disbursements set forth above shall be made by the escrow agent under the Escrow Agreement (the "Escrow Agent") to each of the Ameris Shareholders based upon such Ameris Shareholder's pro rata share, as determined by such Ameris Shareholder's proportion of Outstanding Ameris Shares owned immediately prior to the Effective Time (the "Pro Rata Portion"). Upon expiration of the Escrow Period, and subject to the terms of Section 2.4(c), the escrow agent under the Escrow Agreement (the "Escrow Agent") shall deliver or cause to be delivered to each Ameris Shareholder from the Escrow Fund such Ameris Shareholder's Pro Rata Portion of the balance of the Escrow Fund remaining at the expiration of the Escrow Period.

               (c) If, upon expiration of the Escrow Period, CCS shall have asserted a claim for indemnity in accordance with the Escrow Agreement and such claim is pending or unresolved at the time of such expiration, or if, upon expiration of the Escrow Period, the Post-Closing Adjustments remain unsettled, or if, upon expiration of the Escrow Period, the Smith of Georgia Note has not been paid in full, the Escrow Agent shall retain in escrow, and shall withhold from delivery to each Ameris Shareholder, each Ameris Shareholder's Pro Rata Portion of the value of the asserted amount of the claim, unsettled adjustment or unpaid portion of the Smith of Georgia Note, until such matter is resolved. If it is finally determined that CCS is entitled to recover on account of such claim, unsettled adjustment, or unpaid portion of the Smith of Georgia Note, the Escrow Agent shall deliver or cause to be delivered to CCS that amount of cash from the Escrow Fund in the aggregate equal to the amount due and payable with respect to such claim, unsettled adjustment or unpaid portion of the Smith of Georgia Note. The remainder of each Ameris Shareholder's Pro Rata Portion, if any, following the delivery from the Escrow Fund of cash to CCS in accordance with this Section 2.4(c) and the Escrow Agreement shall be delivered to each Ameris Shareholder pursuant to this Agreement, without interest. For purposes of this Section 2.4(c), a final determination with respect to a claim will occur only as provided in the Escrow Agreement.

               (d) The right to receive cash from the Escrow Fund upon expiration of the Escrow Period is an integral part of the Merger Consideration, and shall not be transferable or assignable by, but shall inure to the benefit of the heirs, representatives or estate of any Ameris Shareholder.

               (e) Michael G. Lindley shall be the agent and attorney-in-fact for the Ameris Shareholders in connection with the Escrow Agreement, and shall have the authority to act in each Ameris Shareholder's name with respect to the Shareholders' rights and obligations under the Escrow Agreement.

         2.5 Post-Closing Adjustments. The Merger Consideration will be increased or decreased, as applicable, in accordance with, at the times, and in the manner set forth in this Section 2.5 and Section 2.6, as follows:

             (a) Working Capital Adjustment.

                 (i) The term "Target Working Capital" shall mean an excess of
             Current Assets over Current Liabilities in the amount of $3,500,000. The term "Closing Date Working Capital" shall mean the excess of Current Assets over Current Liabilities as of 12:01 a.m. on the day after the Closing Date (the "Adjustment Time").

                 (ii) If Target Working Capital exceeds Closing Date Working
             Capital, the Merger Consideration shall be reduced in accordance with the terms of Section 2.6.

                 (iii) As used in this Agreement, "Current Assets" means the
             Retained Receivables, as hereinafter defined, and rights to government proceeds (net of allowances for uncollectibility), prepaid expenses, and other current assets included within the assets of Ameris determined in accordance with GAAP consistently applied. "Current Liabilities" means current liabilities of Ameris determined in accordance with GAAP consistently applied, including, without limitation, (A) appropriate accruals for bonus and severance pay (including, without limitation, an accrual for 75% of the expense incurred by Ameris in connection with the Severance and Release Agreement between Ameris and David C. Perrine, dated on or about even date herewith, but excluding the balance of said expense), vacation pay, sick pay, paid time off, unpaid health insurance claims and other unpaid employee benefits; and (B) unless paid by Ameris prior to the Closing Date, appropriate accruals for the procurement of tail insurance, title insurance and UCC searches as required herein, legal, accounting, and other costs and expenses incurred by Ameris in connection with the negotiation and execution of this Agreement; and (C) the outstanding balance, as of the Adjustment Time, under that certain revolving loan agreement, dated July 2, 1997, between Ameris and Health Care Financing Partners, Inc. ("HCFP").

             (b) Excess Hospital Transfer Tax Adjustment.

                 (i) The term "Excess Hospital Transfer Tax" shall mean the amount of liability for any Tax, as defined in Section 3.9(a), incurred by Ameris in connection with the Hospital Transfer, as defined in Section 5.21(a), in excess of $800,000.

                 (ii) The Merger Consideration shall be reduced by the amount of
             Excess Hospital Transfer Tax in accordance with the provisions of
             Section 2.6.


         2.6 Preliminary and Final Settlements. Preliminary and final adjustments to the Merger Consideration will be determined as follows:

                  (a) At least three business days prior to the Closing Date, Ameris will deliver to CCS a report (the "Preliminary Adjustments Report"), prepared by Ameris in good faith and on a reasonable basis, setting forth in reasonable detail (i) a pro forma determination as of the Adjustment Time of the Current Assets and Current Liabilities, (ii) an estimate of the Excess Hospital Transfer Tax, and (ii) the corresponding adjustments to the Merger Consideration pursuant to
         Section 2.5. The compliance of the Preliminary Adjustments Report with the provisions of the first sentence of this Section 2.6(a) shall be certified by an appropriate officer of Ameris as of the date it is delivered. Based on the Preliminary Adjustments Report, the Merger Consideration will be adjusted on the Closing Date in accordance with the provisions of Section 2.5.

                  (b) Within 60 days after the Closing Date, CCS will deliver to Ameris a report (the "Final Adjustments Report"), prepared by CCS in good faith and on a reasonable basis, setting forth in reasonable detail the final determination of the adjustments set forth in Section
         2.5. The Final Adjustments Report shall make such changes to the Preliminary Adjustments Report as are necessary to cover those adjustments which (i) were estimated or were not calculable as of the Adjustment Time in the Preliminary Adjustments Report, or (ii) were adjusted in the Preliminary Adjustments Report and that require subsequent adjustment. The compliance of the Final Adjustments Report with the provisions of this Section 2.6(b) shall be certified by the chief financial officer of CCS as of the date it is delivered.

                  (c) Within 30 days after receipt of the Final Adjustments Report, Ameris shall review the Final Adjustments Report and notify CCS in writing whether or not Ameris accepts all or any of the adjustments set forth on the Final Adjustments Report. If Ameris accepts the Final Adjustments Report with respect to all adjustments contained therein, within five business days of such acceptance, the following adjustments shall be made: (i) if the Merger Consideration calculated based on the Final Adjustments Report is greater than the Merger Consideration calculated based on the Preliminary Adjustments Report, CCS shall be required promptly to pay into the Escrow Fund, an amount of cash equal to the amount of such excess; or (ii) if the Merger Consideration calculated based on the Final Adjustments Report is less than the Merger Consideration calculated based on the Preliminary Adjustments Report, CCS shall be entitled promptly to be paid the amount of such deficiency from the Escrow Fund.

                  (d) If Ameris in good faith objects to any adjustments set forth on the Final Adjustments Report, Ameris shall give notice thereof to CCS in writing within 30 days after receipt of the Final Adjustments Report, specifying in reasonable detail the nature and extent of such disagreement and CCS and Ameris shall have a period of 30 days from CCS's receipt of such notice in which to resolve such disagreement. If such notice of objection is not received by CCS within 30 days after receipt of the Final Adjustments Report, it shall be deemed that Ameris has accepted the Final Adjustments Report with respect to all items set forth therein and within three business days after the expiration of such 30 day period CCS shall make the payment to the Escrow Fund described in Section 2.6(c) or be entitled to be paid out of the Escrow Fund as described in Section 2.6(c), as applicable. Any disputed amounts which cannot be agreed to by the parties within 30 days from CCS's receipt of Ameris's notice of objection to any of the adjustments set forth in the Final Adjustments Report shall be determined by the Nashville office of the accounting firm of Ernst & Young, LLP ("E&Y"). The engagement of and the determination by E&Y (or any other accounting firm designated by E&Y as set forth below) shall be completed within 60 days after such assignment is given to E&Y and shall be binding on and shall be nonappealable by Ameris and CCS. If for any reason E&Y is unable to act in such capacity, such determination will be made by any other nationally recognized accounting firm, independent of both Ameris and CCS, selected by the Nashville office of E&Y. The fees and expenses payable to E&Y (or any other accounting firm designated by E&Y) in connection with such determination will be borne 50% by the Ameris Shareholders and 50% by CCS (the Ameris Shareholders' fees to be paid out of the Escrow Fund, and applied against each Ameris Shareholder's Pro Rata Portion).


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF AMERIS

Ameris represents, warrants, and agrees as follows:

         3.1 Existence; Good Standing; Corporate Power and Authority, Pre-Closing Sale.

             (a) Ameris is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. The disclosure letter delivered prior to the execution hereof to CCS (the "Ameris Disclosure Letter") sets forth the name and jurisdiction of each corporation, partnership or other entity of which at least a majority of the voting power of any class or interest is owned directly or indirectly, as of the date of this Agreement, by Ameris (each, an "Ameris Subsidiary" and collectively, the "Ameris Subsidiaries"). Each Ameris Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Ameris and each Ameris Subsidiary are duly licensed or qualified to do business as foreign corporations and are in good standing under the laws of any state of the United States in which the character of the properties owned or leased by them therein or in which the transaction of business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, prospects or conditions
         (financial or otherwise) of Ameris or any Ameris Subsidiary (an "Ameris Material Adverse Effect"). Ameris and each Ameris Subsidiary have all requisite corporate power and authority to own, operate, and lease their respective properties and to carry on their respective businesses as now conducted. Ameris has provided to CCS complete and correct copies of its charter and bylaws and the corresponding constituent documents of each Ameris Subsidiary, each of which is in full force and effect. At the time of the Closing, Ameris will be a holding company with no operational activities.

             (b) As contemplated by Section 5.21, prior to the Closing, Ameris shall have consummated the Pre-Closing Sale, as hereinafter defined. As used in this Agreement, the term Ameris Subsidiaries shall be deemed in all instances (unless specifically excepted) to include Ameris of Georgia, notwithstanding the Pre-Closing Sale. In addition, as used herein, the following terms shall have the following meanings:

                  (i) "Transferred Business" shall mean (A) the operation of the
               Smith Hospital, and (B) the business comprised by the Management Contracts, as hereinafter defined, and the assets listed on
               Schedule 5.21(b).

                  (ii) "Retained Business" shall mean all businesses of Ameris other than the Transferred Business, specifically including Hermitage Hall, the Clarksville Home, the Alabama Program and the Philadelphia Program.

                  (iii) "Transferred Assets" shall mean (A) all of the assets of
               Ameris of Georgia, the Management Contracts and the assets set forth on Schedule 5.21(b).

                  (iv) "Retained Assets" shall mean all Assets, as hereinafter defined, other than the Transferred Assets.

               (c) None of the Transferred Assets are employed in connection with the operation of the Retained Business.

         3.2 Authorization, Validity and Effect of Agreements. Ameris has the full corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby, and to consummate the transactions contemplated hereby, including, without limitation, the Pre-Closing Sale. This Agreement, Merger and the Pre-Closing Sale have been approved by Ameris' Board of Directors and, subject to approval by the Ameris Shareholders, the consummation by Ameris of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Ameris, enforceable in accordance with their respective terms.

         3.3 Capitalization. As of August 17, 1998, the authorized capital stock of Ameris consists of 5,000,000 shares of Ameris Common Stock, 1,177,846 shares of which are issued and outstanding and owned beneficially and of record by the Ameris Shareholders as set forth in the Ameris Disclosure Letter. Ameris has no outstanding capital stock, bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Ameris on any matter. All issued and outstanding shares of Ameris Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in the Ameris Disclosure Letter, there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments that obligate Ameris to issue, transfer or sell any shares of its capital stock. None of the outstanding shares of Ameris Common Stock are subject to any voting trust agreement, lien, encumbrance, security interest, restriction or claim. Each of the outstanding shares of capital stock of each corporate Ameris Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Each of the outstanding shares of capital stock of Ameris of Georgia and American Clinical Schools is owned beneficially and of record by Ameris, free and clear of all liens, pledges, security interests or encumbrances. Each of the outstanding shares of capital stock of Tennessee Clinical Schools, Alabama Clinical Schools and Pennsylvania Clinical Schools is owned beneficially and of record by American Clinical Schools free and clear of all liens, pledges, security interests or encumbrances. There are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments that obligate any Ameris Subsidiary to issue, transfer or sell any of its equity interests.

         3.4 Other Interests. Neither Ameris nor any Ameris Subsidiary owns, directly or indirectly, or has any obligation to acquire any interest or investment in any corporation, partnership, joint venture, business, trust or other entity, except for Ameris' ownership interest in Ameris of Georgia and American Clinical Schools, and American Clinical Schools' ownership interest in Tennessee Clinical Schools, Alabama Clinical Schools and Pennsylvania Clinical Schools.

         3.5 Prior Sales of Securities. All offers and sales of Ameris Common Stock prior to the date hereof were at all relevant times exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws, or the relevant statutes of limitations have expired, or civil liability therefor has been eliminated by an offer to rescind.

         3.6 No Violation. Except as set forth in the Ameris Disclosure Letter, neither the execution and delivery by Ameris of this Agreement nor the consummation by Ameris of the transactions contemplated hereby, including without limitation, the Pre-Closing Sale, in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provision of the charter or bylaws of Ameris or an Ameris Subsidiary; (b) conflict with, result in a breach of any provision of, or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the assets of Ameris or any Ameris Subsidiary pursuant to any material commitment, lease, contract or other material agreement or instrument to which Ameris or any Ameris Subsidiary is a party (including without limitation "Material Contracts" as defined below); or (iii) violate or result in a change in any rights or obligations under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Ameris or any Ameris Subsidiary.

         3.7 Financial Statements. Prior to the date hereof, Ameris has delivered to CCS its audited consolidated financial statements for the year ended February 28, 1998 ("Audited Statements") and its unaudited consolidated financial statements for the four months ended June 30, 1998 (the "June 30 Statements" and, together with the Audited Statements, the "Financial Statements"). Each of the balance sheets provided to CCS by Ameris (including the balance sheet dated February 28, 1998 (the "Balance Sheet") and including the related notes and schedules) fairly presents the financial position of Ameris as of their respective dates and each of the statements of income, stockholders' equity and cash flows provided to CCS by Ameris (including any related notes and schedules) fairly presents the results of operations, stockholders' equity and cash flows of Ameris for the periods set forth therein (subject, in the case of the June 30 Statements, to the absence of notes and to normal year-end audit adjustments, none of which will be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied, except as may be noted therein. The Financial Statements have been prepared from the books and records of Ameris, which accurately and fairly reflect the transactions and the acquisitions and dispositions of the assets of Ameris. Except as set forth in the Ameris Disclosure Letter, as of the date hereof, Ameris does not have any liabilities contingent or otherwise, whether due or to become due, known or unknown, other than as indicated on the June 30 balance sheet.

         3.8 No Material Adverse Changes. Since June 30, 1998, there has not been (a) any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of Ameris or the Ameris Subsidiaries; (b) any dividend declared or paid or distribution made on the capital stock of Ameris, or any capital stock thereof redeemed or repurchased;
(c) any incurrence by Ameris or any Ameris Subsidiary of any funded indebtedness; (d) any salary, bonus or compensation increases to any officers, employees or agents of Ameris or any Ameris Subsidiary; (e) any pending or threatened labor disputes or other labor problems against or potentially affecting Ameris or any Ameris Subsidiary; or (f) any other transaction entered into by Ameris or any Ameris Subsidiary, except in the ordinary course of business and consistent with past practice; provided, however, that on or prior to the Closing Date, Ameris shall have effected the Pre-Closing Sale.

         3.9 Tax Matters.

             (a) For purposes of this Agreement, (i) "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law; (ii) "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; and (iii) "Tax Return" means any return report, information return, or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with its determination, assessment, collection, administration or imposition of any Tax.

                  (b) Except as disclosed on the Financial Statements, Ameris and each Ameris Subsidiary have duly and timely filed all Tax Returns and have duly and timely paid all Taxes and other charges (whether or not shown on any Tax Return) due or claimed to be due from any of them by federal, foreign, state or local taxing authorities. True and correct copies of all Tax Returns relating to federal taxes and state income and sales taxes and other charges for the period from organization through December 31, 1997, have been heretofore made available to CCS. The accruals and reserves for Taxes contained in the Financial Statements and carried on the books of Ameris and each Ameris Subsidiary (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) are adequate to cover all Tax liabilities. Since December 31, 1997, neither Ameris nor any Ameris Subsidiary has incurred any Tax liabilities other than in the ordinary course of business. There are no Tax liens (other than liens for current Taxes not yet due) upon any properties or assets of Ameris or any Ameris Subsidiary (whether real, personal or mixed, tangible or intangible), and, except as reflected in the Ameris Disclosure Letter there are no pending or, to the knowledge of Ameris threatened, audits or examinations relating to, or claims asserted for, Taxes or assessments against Ameris or any Ameris Subsidiary, and there is no basis for any such claim. Neither Ameris nor any Ameris Subsidiary has granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. Neither Ameris nor any Ameris Subsidiary is a party to any Tax allocation or sharing agreement. Neither Ameris nor any Ameris Subsidiary (A) has been a member of an Affiliated Group filing a consolidated federal income tax return (other than a group the common parent of which was Ameris), or (B) has any liability for the Taxes of any person other than any of Ameris and the Ameris Subsidiaries under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Ameris and each Ameris Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder.

                  (c) The Ameris Disclosure Letter lists each jurisdiction in which Ameris or any Ameris Subsidiary files Tax Returns for each period or portion thereof ending on or before the Closing Date. Except as set forth in the Ameris Disclosure Letter, there is no claim outstanding against Ameris or any Ameris Subsidiary by any taxing authority in a jurisdiction where Ameris or any Ameris Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

              (d) All material elections with respect to Taxes affecting Ameris or any Ameris Subsidiary as of the date hereof are set forth in the Ameris Disclosure Letter.

              (e) All joint ventures, partnerships or other arrangements or contracts to which Ameris or any Ameris Subsidiary is a party and that could be treated as a partnership for federal income tax purposes are set forth in the Ameris Disclosure Letter.

              (f) Neither Ameris nor any Ameris Subsidiary (i) has filed a consent pursuant to Section 341(f) of the Code nor agreed to have
         Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by Ameris or any Ameris Subsidiary; (ii) has agreed, or is required to agree, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of Ameris or any Ameris Subsidiary for Taxes; (iii) has made an election, or is required to make an election, to treat any asset of Ameris or any Ameris Subsidiary as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of
         Section 168 of the Code; (iv) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision; or (v) has been a United States real property holding corporation within the meaning of Code ss. 897(c)(2) during the applicable period specified in Code ss. 897(c)(1)(A)(ii).

              (g) The Ameris Disclosure Letter sets forth the following information with respect to each of Ameris and each Ameris Subsidiary as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Ameris or Ameris Subsidiary in its assets; (B) the basis of the stockholder(s) of each Ameris Subsidiary in its stock (or the amount of any Excess Loss Account); (C) the amount of any net operating loss, net capital loss, unused investment, foreign tax or other credit or excess charitable contribution allocable to Ameris or any Ameris Subsidiary; and (D) the amount of any deferred gain or loss allocable to Ameris or any Ameris Subsidiary arising out of any deferred intercompany transaction (as that term is used in Treasury Regulations ss. 1.1502-13).

         3.10 Employees and Fringe Benefit Plans.

                  (a) The Ameris Disclosure Letter sets forth the names, ages and titles of (i) all members of the Board of Directors and officers of Ameris and each Ameris Subsidiary and (ii) all employees of Ameris and each Ameris Subsidiary earning in excess of $30,000 per year, and the annual rate of compensation (including bonuses) being paid to each such officer and employee as of the most recent practicable date.

                  (b) The Ameris Disclosure Letter lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan and each other agreement or fringe benefit plan, arrangement or practice, of Ameris and the Ameris Subsidiaries, whether legally binding or not, that affects one or more employees of Ameris or an Ameris Subsidiary, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). Neither Ameris nor any Ameris Subsidiary has, sponsors, nor participates in any Plan that is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code.

                  (c) For each Plan that is an "employee benefit plan" under
         Section 3(3) of ERISA, Ameris has delivered to CCS correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report and all related trust agreements, insurance contracts and funding agreements that implement each such Plan.

                  (d) Neither Ameris nor any Ameris Subsidiary has any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional Plan; (ii) to modify or change any Plan; or (iii) to maintain for any period of time any Plan. The Ameris Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) with respect to each existing Plan.

                  (e) Neither Ameris nor any Ameris Subsidiary has any unfunded past service liability in respect of any Plans; neither Ameris, nor any Ameris Subsidiary, nor any Plan nor any trustee, administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports and descriptions as to such Plans (including Form 5500 Annual Reports, summary plan descriptions, and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor or other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of the Plans, the related trusts or any fiduciary, trustee, administrator or sponsor of the Plans; the Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; and each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the current terms of the Plan.

                  (f) Ameris and each of the Ameris Subsidiaries have complied in all respects with all applicable federal, state, and local laws, rules, and regulations relating to employees' employment and employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws, and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26, and Part 6 of Subtitle B of
         Title I of ERISA).

                  (g) Except as set forth in the Ameris Disclosure Letter, the consummation of the transactions contemplated by this Agreement, including, without limitation, the Pre-Closing Sale, will not (i) result in the payment or series of payments by Ameris or any Ameris Subsidiary to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code; (ii) entitle any employee or former employee of Ameris or any Ameris Subsidiary to severance pay, unemployment compensation, or any other payment; or
         (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, or other employee benefits under any Plan (including vacation and sick pay).

                  (h) None of the Plans that are "welfare benefit plans" within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

                  (i) Neither Ameris nor any Ameris Subsidiary, nor any member in a "controlled group" (as defined in ERISA) with Ameris or an Ameris Subsidiary has ever contributed to, participated in, or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and neither Ameris nor any Ameris Subsidiary has incurred or owes any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

                  (j) No pension plan of Ameris or any Ameris Subsidiary has been completely or partially terminated, nor has any proceeding been instituted by the Pension Benefit Guaranty Corporation ("PBGC") to terminate any such pension plan; neither Ameris nor any Ameris Subsidiary has incurred, nor does Ameris or any Ameris Subsidiary presently owe, any liability to the PBGC or the Internal Revenue Service with respect to any pension plan including, but not by way of limitation, any liability for PBGC premiums or excise taxes under Code Section 4971.

         3.11 Assets. At the date of this Agreement, Ameris owns, either directly or indirectly through an Ameris Subsidiary, the assets (the "Assets") reflected in the Balance Sheet, and at Closing, will own, either directly or indirectly, through an Ameris Subsidiary, the Retained Assets reflected in the Balance Sheet (in each case, including any patents, copyrights, trade names, service marks, and other names and marks used in connection with its business, and the leasehold estates described therein), with good and marketable title, free and clear of any and all claims, liens, mortgages, options, charges, conditional sale or title retention agreements, security interests, restrictions, easements, or encumbrances whatsoever, and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, options, charges, conditional sale or title retention agreements, securities interests, restrictions, easements, or encumbrances, except those listed in the Ameris Disclosure Letter. The buildings, plants, structures, and equipment owned or leased by Ameris and the Ameris Subsidiaries are in good operating condition and repair, and are adequate for the uses for which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary and routine maintenance and repairs that are not material in nature or cost. The Retained Assets are sufficient for the continued conduct of the Retained Business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

         3.12 Accounts Receivable. All accounts receivable of Ameris that are reflected on the Balance Sheet, other than those receivables which are Transferred Assets (the "Transferred Receivables"), and on the accounting records of Ameris as of the Closing Date (collectively, the "Retained Receivables") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Retained Receivables are or will be as of the Closing Date current and collectible, net of the respective reserves applicable to such Retained Receivables shown on the Balance Sheet or on the accounting records of Ameris as of the Closing Date (which applicable reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Retained Receivables as of the Closing Date than the applicable reserve reflected in the Balance Sheet and will not represent a material adverse change in the composition of such Retained Receivables in terms of aging). Subject to such applicable reserves, each of the Retained Receivables either has been or will be collected in full, without any set-off, within one hundred eighty (180) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off with any maker of an Retained Receivables relating to the amount or validity of such Retained Receivables.

         3.13 Lawful Operations. Ameris and each Ameris Subsidiary have been and currently are duly conducting their respective businesses, and each of the premises leased or owned by Ameris or any Ameris Subsidiary has been and now is being used and operated, in material compliance with all applicable laws, whether statutory or otherwise, rules, regulations, orders, ordinances, judgments, and decrees of all governmental authorities (federal, state, local, or otherwise) (collectively, "Laws"). Neither Ameris nor the Ameris Subsidiaries has received any notice of, or notice of any investigation of, a possible violation of any applicable Laws, or any other Law or requirement relating to or affecting the operations or the properties of Ameris and the Ameris Subsidiaries.

         3.14 Litigation. Except as disclosed in the Ameris Disclosure Letter, there is no claim, suit, action, proceeding, or investigation pending or, to the knowledge of Ameris, threatened against or affecting Ameris, any Ameris Subsidiary, or any of their respective assets, at law or in equity, or before any federal or state commission, board, bureau, agency, or instrumentality. Ameris does not know of any basis for any such claim, suit, action, proceeding, or investigation. Neither Ameris nor any Ameris Subsidiary is subject to any currently existing order, writ, injunction, or decree relating to its respective operations.

         3.15 Licenses; Permits; Authorizations. The Ameris Disclosure Letter sets forth (i) a complete list of all material approvals, authorizations, consents, licenses, certificates of need, orders, and permits (hereinafter sometimes collectively referred to as the "Permits") of all governmental agencies, instrumentalities, or bodies, whether federal, state, or local, required by the nature of the Retained Business to permit the continued operations thereof in the manner in which it is being conducted as of the date hereof, and (ii) a description, with respect to each Permit, of any consent, notice, or other action required to consummate the transactions contemplated by this Agreement. Each of the Permits is in full force and effect; and no proceedings or actions with respect to the suspension or cancellation of any Permit is pending or, to the knowledge of Ameris, threatened, and no basis exists therefor. Except as set forth in the Ameris Disclosure Letter, to the knowledge of Ameris, employee or independent contractor of Ameris or the Ameris Subsidiaries required to be licensed by any applicable governmental agency has ever had such license denied, revoked, restricted, suspended, conditioned, placed on probation nor, is such action contemplated or threatened.

         3.16 Regulatory Consents. Except as set forth in the Ameris Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Ameris or any Ameris Subsidiary in connection with the execution and delivery of this Agreement by Ameris or the consummation by Ameris of the transactions contemplated hereby, including, without limitation, the Pre-Closing Sale.

         3.17 Reimbursement and Program Compliance.

              (a) Neither Ameris nor the Ameris Subsidiaries have engaged in any activity or contractual relationship in violation of 42 C.F.R.
         Section 424.22 (d), the False Claims Act (31 U.S.C. Section 3729), the Health Insurance Portability and Accountability Act of 1996, Pub.L.No. 104-191, 110 Stat. 1936 (1996), the Fraud and Abuse provisions of
         Section 1128B
         of the Social Security Act, the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. Section 1320a-7b), Section 1877 of the Medicare Act (42 U.S.C. Section 1395nn)(the Stark anti-referral amendments), as amended, or any directives, rules, or regulations thereunder promulgated by the U.S. Department of Health and Human Services, or any comparable rules and regulations promulgated by and other federal or state agency; or, which results in the over-utilization of health care services by patients or improper denial of health care services to patients.

                  (b) Neither Ameris nor the Ameris Subsidiaries, nor any manager or employee thereof, nor to the knowledge of Ameris or the Ameris Subsidiaries, any agent acting on behalf of or for the benefit of any thereof, has directly or indirectly (i) offered or paid any remuneration, in cash or in kind to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third party payors of Ameris or the Ameris Subsidiaries to obtain business or payments from such person, other than entertainment activities in the ordinary and lawful course of business;
         (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other person, other than in connection with promotional or entertainment activities in the ordinary and lawful course of business; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, where the contribution, payment or gift is or was illegal under applicable laws; (iv) established or maintained any unrecorded fund or asset for any purpose, or made any false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

                  (c) Except as set forth in the Ameris Disclosure Letter, neither Ameris nor the Ameris Subsidiaries, nor any manager or employee thereof, is or has been a party to any contract, lease agreement, or arrangement, including, but not limited to, any joint venture or consulting agreement with any physician, hospital, nursing facility, home health agency, or other person who is in a position to make or influence referrals to or otherwise generate business for Ameris or the Ameris Subsidiaries to provide services, lease space, lease equipment, or engage in any other venture activity.

                  (d) The billing practices by Ameris and the Ameris Subsidiaries to all third party payors, including, but not limited to, the federal Medicare program, state Medicaid programs, and private insurance companies, have been true, fair, and correct and in compliance in all material respects with all applicable laws, regulations, and policies of all such third party payors, and neither Ameris nor the Ameris Subsidiaries billed for or received any payment or reimbursement in excess of amounts allowed by law. Ameris and the Ameris Subsidiaries have timely filed all requisite claims and other reports required to be filed in connection with all Medicare and Medicaid programs due on or before the date hereof, which claims and reports are complete and correct. There are no claims, actions, payment reviews, or appeals pending or threatened before any commission, board, or agency, including, without limitation, any intermediary or carrier, the Administrator of the Health Care Financing Administration, or any applicable state program, with respect to any Medicare or Medicaid claims filed by Ameris or the Ameris Subsidiaries on or before the date hereof or program compliance matters that would adversely affect Ameris, the Ameris Subsidiaries, their respective assets and businesses, or the consummation of the transactions contemplated hereby. No validation review or program integrity review related to Ameris or the Ameris Subsidiaries has been conducted by any commission, board, or agency in connection with the Medicare or Medicaid program, and no such reviews are scheduled, pending, or threatened against or affecting Ameris, the Ameris Subsidiaries, or the consummation of the transactions contemplated hereby.

         3.18 Corporate Records; Other Information. The minute books of Ameris and each Ameris Subsidiary, copies of which have been provided to CCS, reflect all meetings of the boards of directors, committees of the boards of directors, and the shareholders thereof.

         3.19 Intellectual Property Rights. Ameris, directly or indirectly, owns or possesses the right to use all trademarks, service marks, trade names, slogans, copyrights in published and unpublished works, patents, patent applications, inventions and discoveries that may be patentable, rights in mask works, and all trade secrets it currently uses without any conflict or alleged conflict with the rights of others, except where any such conflict would not have an Ameris Material Adverse Effect. All copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees, taxes, or actions falling due within ninety days after the Closing Date. No copyright is infringed or has been challenged or, to the knowledge of Ameris, threatened in any way. None of the subject matter of any copyright infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. To the knowledge of Ameris, works encompassed by a copyright have been marked with the proper copyright notice. Prior to the Closing Date, all rights to the name "Ameris" will be transferred to Ameris LLC in connection with the Pre-Closing Sale.

         3.20 Hazardous Substances.

         For the purposes of this Section 3.20 the following terms shall have the following meanings:

         "Environmental Laws" shall mean any federal, state or local statute, rule, regulation, ordinance, code, or rule of common law now in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, public or employee health or safety, or hazardous, toxic or dangerous materials, substances or wastes, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.ss. 2601, et seq.; the Clean Air Act, as amended, 42 U.S.C. ss.ss. 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.ss. 1251, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. ss.ss. 136, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.ss. 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.ss. 6901, et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. ss.ss. 300(f) et seq.; the federal Occupational Safety & Health Act, as amended, 29 U.S.C. ss.ss. 651, et seq.; the federal Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. ss.ss. 11001, et seq.; and any similar state or local law.

         "Hazardous Materials" shall mean those materials listed in Section 101(14) of CERCLA, as defined above, and any other substance, material or waste defined and/or regulated as toxic or hazardous under any Environmental Law, including, but not limited to:

         (a) any petroleum, petroleum hydrocarbons, petroleum by-products, waste oil, used oil (and any constituent thereof to the extent regulated under any Environmental Law), medical waste, special waste, industrial waste, flammable explosive, radioactive materials, asbestos, asbestos products, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and

         (b) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority pursuant to an Environmental Law.

         Except as set forth in the Ameris Disclosure Letter:

         (c) Ameris, any Ameris Subsidiary, and any real property at any time owned, leased, operated or used by Ameris or any Ameris Subsidiary (for purposes of this Section 3.20 the "Property") are and have been in material compliance with all Environmental Laws.

         (d) Ameris and each Ameris Subsidiary have, and are in material compliance with, all licenses, permits, registrations, approvals, identification numbers, consents, and government authorizations necessary to operate their respective businesses or otherwise required by any Environmental Law ("Environmental Permits"), all such Environmental Permits are current and in full force and effect, and a complete list of all such Environmental Permits is set forth the Ameris Disclosure Letter.

         (e) To the knowledge of Ameris, Ameris and each Ameris Subsidiary has maintained all records and have made all filings, reports, and other notifications ("Reports") required by Environmental Laws with respect to the Property and/or Ameris' and/or Ameris Subsidiary's operations at any portion of the Property, and all such Reports were accurate.

         (f) No disposal, discharge or release of any Hazardous Materials has occurred on any portion of the Property and no Hazardous Materials have been generated, used, handled, treated or stored on any portion of the Property except in full compliance with Environmental Laws.

         (g) Neither Ameris nor any Ameris Subsidiary has received any written or oral notice from any federal, state or local governmental entity or any other person, and there is no pending or, to the knowledge of Ameris, threatened claim, litigation or any administrative agency proceeding that: (i) alleges a violation of any Environmental Law by Ameris or any Ameris Subsidiary, (ii) alleges Ameris or any Ameris Subsidiary is or may be a liable party or a potentially responsible party under any Environmental Law, (iii) has resulted in or could result in the attachment of any environmental lien on any portion of the Property, or (iv) alleges the presence of contamination on or from any portion of the Property, damage to natural resources, property damage, or personal injury based on Ameris' or any Ameris Subsidiary's activities or the activities of Ameris' predecessors or third parties (whether at the Property or elsewhere) involving Hazardous Materials, whether arising under Environmental Laws, common law, or other legal standards.

         (h) To the knowledge of Ameris, no federal, state or local governmental or regulatory authority has issued any agreements, decrees, consent orders, judgments, licenses, permit conditions, or other directives respecting the environment that require any present or future change in the operations of the hospitals or the use of the Property.

         (i) Neither Ameris nor any Ameris Subsidiary has had insurance coverage denied or canceled relating to the presence or use of Hazardous Materials on the Property, and none of Ameris' or any Ameris Subsidiary's insurance carriers have given any notification, recommendation, advice or directives to Ameris or any Ameris Subsidiary relating to the presence, handling, use, generation, storage, treatment, release, discharge or disposal of Hazardous Materials at the Property.

         (j) No underground storage tanks or aboveground storage tanks are or have been present on any of the Property and no portion of any improvements on the Property contain asbestos.

         (k) Copies of all environmental reports, audits or investigations, including but not limited to Phase I, II or III Environmental Site Assessments, prepared by or for Ameris or any Ameris Subsidiary relating to any Property, or otherwise in Ameris' or any Ameris Subsidiary's possession or control and relating to any of the Property, have been provided to CCS.

         3.21 Certain Business Practices and Regulations. Neither Ameris, nor any Ameris Subsidiary, nor, to the knowledge of Ameris, any officer, director, employee, agent, or other representative of Ameris or any Ameris Subsidiary acting or purporting to act on behalf of any such entity or any business enterprise with which such entities have been associated or affiliated, has (a) made or agreed to make any contribution, payment, or gift to any customer, supplier, landlord, political candidate, governmental official, employee, or agent when either the contribution, payment, or gift or the purpose thereof was illegal under any law or regulation; (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its respective books and records for any reason; (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, or local public office in violation of any law or regulation; (d) submitted or caused to be submitted any claim for services rendered or reimbursement for expenses to any person when the services were not actually rendered or the expenses were not actually incurred; or (e) submitted or caused to be submitted a false or fraudulent claim for payment to any state or the federal government.

         3.22 Labor Matters. Neither Ameris nor any Ameris Subsidiary is a party to any collective bargaining agreements and has not been the subject of any union activity or labor dispute, and there have not been any strikes, work stoppages or threatened labor dispute of any kind called, threatened to be called or existing against Ameris or any Ameris Subsidiary. Neither Ameris nor any Ameris Subsidiary has liability to any of their employees, agents, or consultants in connection with grievances by, or the termination of, such employees, agents, or consultants.

         3.23 Insurance. All policies and binders of insurance for professional liability, directors and officers, fire, liability, workers' compensation, builder's risk, and other customary matters held by or on behalf of Ameris or any Ameris Subsidiary ("Insurance Policies") are described in the Ameris Disclosure Letter and have been made available to CCS. The Insurance Policies (which term shall include any insurance policy entered into after the date of this Agreement in replacement of an Insurance Policy provided that such replacement policy shall insure against risks and liabilities, and in amounts and under terms and conditions, substantially the same as those provided in such replaced policy or binder) are in full force and effect. Neither Ameris nor any Ameris Subsidiary is in default with respect to any material provision contained in any Insurance Policy. Neither Ameris nor any Ameris Subsidiary has failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied.

         3.24 No Brokers. Except as set forth in the Ameris Disclosure Letter, neither Ameris, nor any Ameris Subsidiary, nor any Ameris Shareholder has entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of Ameris or CCS to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, the Pre-Closing Sale. Ameris is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, the Pre-Closing Sale.

         3.25 Contracts and Commitments. Except as set forth in the Ameris Disclosure Letter:

              (a) Neither Ameris nor any Ameris Subsidiary has any contracts, commitments, arrangements, or understandings that (i) may involve the expenditure by the Surviving Company after the Closing Date of more than $25,000 for any individual contract, commitment, arrangement, or understanding or series of related contracts, commitments, arrangements or understandings, or (ii) that was not entered into in the ordinary course of business. The legal enforceability after the Closing of the rights of Ameris or any Ameris Subsidiary under any of their respective contracts will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, the Pre-Closing Sale.

              (b) Neither Ameris nor any Ameris Subsidiary has any sales or purchase commitments that are in excess of the normal, ordinary, and usual capacity or requirements of its business or that are not terminable on 30 days' notice.

              (c) Neither Ameris nor any Ameris Subsidiary is a party to or bound by (i) any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, or dealers that are not cancelable by Ameris or any Ameris Subsidiary on notice of not longer than 30 days and without liability, penalty, or premium; (ii) any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings; or (iii) any agreements that contain any severance or termination pay, liabilities, or obligations.

              (d) Except for computer software licenses incorporated in connection with the purchase of software from third party vendors, neither Ameris nor any Ameris Subsidiary is a party to any licensing agreement, either as licensor or licensee.

              (e) Neither Ameris nor any Ameris Subsidiary is restricted or purported to be restricted by agreement or otherwise from carrying on its business or any business anywhere in the world.

              (f) Neither Ameris nor any Ameris Subsidiary is a party to any contract to management or sub-manage any hospital or health care facility owned by others except the Management Contracts. As used herein, the term "Management Contracts" shall mean that management or sub-management agreements relating to Morton Medical Center, Inc., d/b/a Scott Regional Hospital; Newton Regional Hospital; Jefferson Davis County Hospital;

         Winston County Medical Center, together with geriatric/psychiatric units at Newton Regional Hospital; Jefferson Davis County Hospital; and Winston County Medical Center.

         3.26 Shareholder and Employee Receivables. The Ameris Disclosure Letter lists the current outstanding balance of all notes, receivables, and liabilities owed from employees and shareholders of Ameris and the Ameris Subsidiaries to Ameris or any Ameris Subsidiary.

         3.27 Whitwell Indemnification. Attached to the Ameris Disclosure Letter is a copy of all documents that could give rise to liability or obligations of Ameris in connection with the sale of Whitwell Medical Center ("Whitwell"). Described in the Ameris Disclosure Letter is a list of all claims for indemnification or other recourse (whether monetary or otherwise) that have been made in connection with the Whitwell sale, and a description of the handling of those claims that have been disposed of.

         3.28 Real Property. Ameris and the Ameris Subsidiaries own fee simple title (or an option to acquire fee simple title for no additional consideration upon full and final payment of the debts as provided in the Balance Sheet) to, or a valid and enforceable leasehold estate in and to, the real property employed in the operation of the Retained Business, as described in the Ameris Disclosure Letter (the "Real Property"), together with all buildings, improvements, and fixtures thereon and all appurtenances and rights thereto, and such Real Property is not subject to any mortgages, liens, restrictions, agreements, claims, or other encumbrances that causes title to the Real Property to be unmarketable or which will materially interfere with CCS' use of the Assets in a manner consistent with the current use by Ameris or any Ameris Subsidiary. There are no easements, restrictions, leases, encumbrances or other matters affecting or encumbering the Real Property other than those easements, restrictions and encumbrances and other matters of record as more particularly described in the Ameris Disclosure Letter (the "Permitted Encumbrances"). The Real Property comprises all of the real property owned, leased or used by Ameris and the Ameris Subsidiaries and associated with or employed in the operation of each of Hermitage Hall, the Clarksville Home, the Alabama Program, and the Philadelphia Program; and

              (a) if any lien, including, without limitation, any mortgages, deed of trust lien, mechanics and materialmen's lien, and/or judgment liens, is asserted against the Real Property by, through, or under Ameris or any Ameris Subsidiary, or any affiliate of any thereof, that is not a Permitted Encumbrance, Ameris or the Ameris Subsidiary shall obtain the release of such lien;

              (b) neither Ameris nor any Ameris Subsidiary has received notice of a violation of any restrictive covenants or any applicable ordinance or other law, order, regulation, or requirement, nor has Ameris or any Ameris Subsidiary received notice of condemnation, lien, assessment, or the like, relating to any part of the Real Property or the operation thereof;

              (c) the Real Property and its operation are in material compliance with all applicable zoning ordinances, and the consummation of the transactions contemplated herein will not result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing and if the improvements on the Real Property are damaged or destroyed subsequent to Closing, the repair or replacement of same by CCS to the condition existing immediately prior to Closing will not violate applicable zoning ordinances (assuming there has been no change in such zoning ordinances);

              (d) the Real Property is subject to no easements, restrictions, ordinances, or such other limitations on title so as to make the Real Property unusable for its current use or unmarketable; and

              (e) no buildings or other improvements located on the Real Property have been materially damaged by fire or other casualty;

              (f) there is no condemnation or similar proceeding or action presently pending or under consideration with respect to any of the Real Property;

              (g) except as described in Section 3.29 hereof, there is no construction project exceeding $5,000 in total cost underway at or on any of the Real Property.

As to all Real Property in which Ameris or the Ameris Subsidiaries own a leasehold estate, (i) true and correct copies of all leases creating such leasehold estates and all amendments, exhibits, riders and attachments thereto (each, a "Lease") have been delivered to CCS prior to the date hereof, (ii) each Lease is in full force and effect and is valid and enforceable against the parties thereto, (iii) no Lease has been modified or amended, except pursuant to a written instrument that has been delivered to CCS prior to the date hereof, and (iv) there is no default, event of default or event that with the giving of notice, the passage of time, or both, would constitute an event of default under any of the Leases.

         3.29 (Reserved)

         3.30 (Reserved)

         3.31 Certificates of Need. Except as set forth in the Ameris Disclosure Letter and except with respect to the Smith Hospital, no application for any Certificate of Need or Exemption Certificate or request for determination of reviewability has been made by Ameris or any Ameris Subsidiary with a state or local planning agency ("Planning Agency") which is currently pending or open before the Planning Agency and no such application or request (collectively, "Applications") filed by any such entity within the past three (3) years has been ultimately denied by any commission, board, authority, reviewing court, or agency or withdrawn by any such entity. Except as disclosed in the Ameris Disclosure Letter and except with respect to the Smith Hospital, as of the date hereof, no Applications are being prepared by or for or on behalf of Ameris or any Ameris Subsidiary for submission to or before any commission, authority, board, or agency. No such entity has prepared, filed, supported, or presented opposition to any Applications filed by another hospital or health agency within the past three (3) years. Except as disclosed in the Ameris Disclosure Letter, no such entity has any Applications pending and has no approved Applications that related to projects not yet completed. Except with respect to the Smith Hospital, Ameris and the Ameris Subsidiaries have properly filed all required applications, which are complete and correct in all material respects, with respect to any and all material improvements, projects, changes in services, zoning requirements, construction and equipment purchases, and other changes for which approval is required by applicable state law or under the Social Security Act, occurring on or before the date hereof. As used herein "Certificate of Need" means a written statement issued by a Planning Agency evidencing community need for a new, converted, expanded, or otherwise significantly modified health care facility, health service, or hospice and "Exemption Certificate" means a written statement from the Planning Agency stating that a health care project is not subject to applicable state Certificate of Need laws.

         3.32 Medicare Participation/Accreditation. Except as disclosed on the Ameris Disclosure Letter, each of Tennessee Clinical Schools, Alabama Clinical Schools and Pennsylvania Clinical Schools is qualified for participation in the Medicaid or applicable state program, has a current and valid provider contract with the Medicaid program, is in compliance with the conditions of participation in such program, and has received all approvals or qualifications necessary for reimbursement therefrom. Neither Tennessee Clinical Schools, Alabama Clinical Schools nor Pennsylvania Clinical Schools has received notice from the Medicaid or applicable state program of any pending or threatened investigations or surveys involving or associated with its business, and neither Tennessee Clinical Schools, Alabama Clinical Schools nor Pennsylvania Clinical Schools has any reason to believe that any such investigations or surveys are pending, threatened, or imminent.

         3.33 (Reserved).

         3.34 (Reserved).

         3.35 Experimental Procedures. Neither Ameris nor any Ameris Subsidiary is performing or permitting the performance of any experimental or research procedures or studies involving parties in Smith Hospital, Hermitage Hall, the Clarksville Home, the Alabama Program or the Philadelphia Program or otherwise.

         3.36 Full Disclosure. All of the information provided by Ameris and its representatives herein or in the Ameris Disclosure Letter is true, correct, and complete in all material respects, and no representation, warranty, or statement made by Ameris in or pursuant to this Agreement or the

Ameris Disclosure Letter contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading. None of the executive officers of Ameris or any Ameris Subsidiary has withheld from CCS or its representatives disclosure of any event, condition, or fact that such officer knows could result in an Ameris Material Adverse Effect.

         3.37 Definition of Knowledge. As used herein, the phrase "to the knowledge of Ameris," and all similar phrases shall mean to the actual knowledge of Sam J. Lewis, C.J. Herring, David C. Perrine, Luther Ramsay, Michael G. Lindley, Nat T. Winston and Greg Cantrell.


                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF CCS

CCS represents, warrants, and agrees as follows:

         4.1 Existence; Good Standing; Corporate Power and Authority. CCS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. CCS has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as now conducted.

         4.2 Authorization, Validity, and Effect of Agreements. CCS has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by CCS of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of CCS, enforceable in accordance with their respective terms.

         4.3 No Violation. Neither the execution and delivery by CCS of this Agreement, nor the consummation by CCS of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the charter or bylaws of CCS; (b) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of CCS pursuant to, any material commitment, lease, contract, or other material agreement or instrument to which CCS is a party; or (c) violate or result in a change in any rights or obligations, under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to CCS.

         4.4 No Brokers. CCS has not entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of CCS to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. CCS is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.


                                    ARTICLE V
                            COVENANTS AND AGREEMENTS

         During the period from the date hereof and continuing until the Effective Time (and continuing beyond the Effective Time where expressly indicated herein) each of CCS and Ameris covenants and agrees as follows:

         5.1 Access to Information. Ameris shall allow all designated officers, attorneys, accountants, and other representatives of CCS access at all reasonable times during regular business hours to the records and files, correspondence, audits, and properties, as well as to all information relating to commitments, contracts, titles, and financial position, or otherwise pertaining to the business and affairs of Ameris.

         5.2 Confidentiality.

             (a) As used herein, the term "Information" means all information, materials, documents, financial reports, business plans, and marketing data that relate to the business or operations of CCS or Ameris, as the case may be, that are or were disclosed by one of them (the "Disclosing Party") to the other (the "Recipient"), but shall not include (i) information that at the time of the disclosure by the Disclosing Party is in, or after disclosure by the Disclosing Party becomes part of, the public domain, other than by reason of the Recipient's breach of the provisions hereof; (ii) information known to the Recipient at the time of disclosure by the Disclosing Party; and
         (iii) information obtained by the Recipient from sources not bound by a duty of confidentiality to the Disclosing Party with respect to such information.

             (b) Upon the termination of this Agreement pursuant to the terms of
         Article VII, each party shall return to the Disclosing Party all tangible forms of Information provided by the Disclosing Party, including any copies made by the Recipient or by others acting on behalf of, or in concert with, the Recipient, and shall not thereafter use or disclose the Information for any reason. The provisions of this
         Section 5.2 shall supersede the confidentiality provisions of the Term Sheet executed by the parties hereto on June 5, 1998.

             (c) Notwithstanding the foregoing, the Recipient shall be permitted to disclose Information to its directors, officers, employees, agents, advisors, and representatives of financial institutions and third-party lenders under conditions of confidentiality and solely for the purposes of evaluating the transactions contemplated hereby. The Recipient shall institute security procedures to limit dissemination of Information to those who have a need to know such Information in evaluating the subject matter hereof.

             (d) The parties shall have the right to equitable relief, including injunctive relief, if the Recipient violates the provisions of this
         Section 5.2, in addition to all other rights or remedies available at law to the Recipient.

         5.3 Cooperation. Each of CCS and Ameris, upon prior reasonable written request from the other, will cooperate with the other in every reasonable commercial way to consummate the Merger. Each of CCS and Ameris shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Merger and to consummate the transactions contemplated hereby and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order, or approval of, or any exemption by, any governmental entity and/or any other public or private third party that is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with the Merger and the transactions contemplated hereby. Each of CCS and Ameris will promptly cooperate with and furnish information to the others in connection with any such burdens suffered by, or requirement imposed on, any of them or any of their subsidiaries or affiliates in connection with the foregoing.

         5.4 Preservation of Business. Each of CCS and Ameris will use its reasonable best efforts to preserve its business and the business of its subsidiaries in tact, to keep available the services of the present employees of each such entity, and to preserve the goodwill of the suppliers, customers, and others having business relations with each such entity.

         5.5 Material Transactions. Except as contemplated by this Agreement (including without limitation, the Pre-Closing Sale), prior to the Effective Time, neither Ameris nor any Ameris Subsidiary will, without first obtaining the written consent of CCS:

             (a) encumber any asset or enter into any transaction or make any contract commitment relating to the properties, assets, and business of such entity, other than in the ordinary course of business or as otherwise disclosed herein;

             (b) enter into any employment contract that is not terminable upon notice of 30 days or less, or at will and without penalty;

              (c) enter into any contract or agreement (i) that cannot be performed within three months or less or (ii) that involves the expenditure of over $10,000;

              (d) issue or sell, or agree to issue or sell, any shares of capital stock or other securities of such entity except for (i) the issuance of Ameris Common Stock to HCFP in connection with the exercise by HCFP of that certain stock warrant dated July 2, 1997 (the "HCFP Warrant"), (ii) the issuance of Ameris Common Stock upon the conversion of that certain convertible promissory note made payable to Jack R. Anderson by Ameris (the "Anderson Note"), and (iii) the issuance of Ameris Common Stock upon the exercise of those employee stock options listed in Section 3.3 of the Ameris Disclosure Letter;

              (e) make any payment or distribution under any bonus, pension, profit-sharing, or retirement plan or incur any obligation to make any such payment or contribution that is not in accordance with such entity's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement of providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing, or the like, establish or enter into any such plan, contract, or arrangement, or terminate any plan;

              (f) extend credit to anyone except in the ordinary course of business consistent with prior practices and in an amount less than $10,000;

              (g) guarantee the obligation of any person, firm, or corporation, except in the ordinary course of business consistent with prior practices and in an amount less than $10,000;

              (h) amend its charter or bylaws or applicable organizational documents;

              (i) set aside or pay any cash dividend or any other distribution on or in respect of its capital stock or any redemption, retirement, or purchase with respect to its capital stock or issue any additional shares of its capital stock;

              (j) other than normal payments consistent with prior practices, discharge or satisfy any lien, charge, encumbrance, or indebtedness outside the ordinary course of business except those required to be discharged or satisfied;

              (k) institute, settle, or agree to settle any litigation, action, or proceeding before any court or governmental body;

              (l) mortgage, pledge, or subject to any other encumbrance any of its property or assets, tangible or intangible;

             (m) authorize any compensation increases of any kind whatsoever for any employee;

             (n) engage in any extraordinary transaction; or

             (o) enter into any material contract, including leases and real estate agreements.

         5.6 Shareholder Approval. Promptly after execution of this Agreement and completion of a proxy statement in form and substance reasonably satisfactory to CCS (the "Proxy Statement"), Ameris shall cause a special meeting of its shareholders to be held for the purpose of approving the Pre-Closing Sale, this Agreement, and the transactions contemplated hereby as provided by Tennessee law and the Charter and Bylaws of CCS and such other documents as may be necessary in order to satisfy the requirements of obtaining such approval. Ameris agrees to use reasonable efforts to obtain the approval of its shareholders sufficient to approve the Pre-Closing Sale, the Merger, this Agreement, and the transactions contemplated hereby so as to enable the Closing to occur as promptly as practical following the date hereof.

         5.7 Certain Tax Matters.

             (a) Each of CCS and Ameris shall provide to the other, at the expense of the requesting party, with such assistance as may reasonably be requested by either of them in connection with the preparation of any tax return, any audit or other examination by any regulatory authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be relevant to any of the foregoing.

             (b) CCS shall close the books of Ameris on the Closing Date and shall report for Ameris all items of income, loss, deduction and credit arising during the short period beginning March 1, 1998 and ending on the Closing Date (the "Short Period") under the method of accounting used by Ameris. As soon as practicable following the Effective Time, CCS shall, on behalf of Ameris, timely file all Tax Returns for, and pay all Taxes due with respect to the Short Period.

         5.8 Legal Conditions to Merger. Each of CCS and Ameris will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Merger, in connection with approvals of or filings with any governmental entity, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them in connection with the Merger.

         5.9 Notice of Subsequent Events. Each party hereto shall notify the other of any changes, additions, or events not specifically contemplated by this Agreement of which they have knowledge that would cause any material change in or material addition to its Disclosure Letter promptly after occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section 5.9, constitute an Ameris Material Adverse Effect or a CCS Material Adverse Effect on the notifying party, as applicable, the non-notifying party may, within 10 days after receipt of such notice, elect to terminate this Agreement. If the non-notifying party does not give written notice of such termination with such 10-day period, the non-notifying party shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Agreement by reason thereof.

         5.10 Other Actions. Neither CCS nor Ameris shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect (except actions specifically contemplated by this Agreement), or in any of the conditions to the Merger set forth in this Agreement not being satisfied, or, unless such action is required by applicable law, which would materially adversely affect the ability of CCS or Ameris to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect such party or which would otherwise materially impair the ability of CCS or Ameris to consummate the Merger in accordance with the terms of this Agreement or materially delay such consummation.

         5.11 Tail Insurance. In good faith cooperation with CCS, Ameris will obtain "tail" insurance, in form and substance reasonably satisfactory to CCS, for professional liability, general liability and other customary matters, to insure against risks and liabilities of Ameris related to all periods prior to the Closing, the cost thereof to be split equally between CCS and Ameris.

         5.12 Employees. Subject to Section 6.3(p), at the Closing, CCS covenants that it will hire substantially all employees of Ameris and any Ameris Subsidiary employed in connection with the Retained Business; provided, however, that such covenant shall not include any obligation to retain such hired employees for any period of time or to compensate such hired employees at any level. Buyer agrees to give credit to employees of Ameris for past service rendered to Ameris for purposes of determining eligibility to participate in Buyer's employee benefit plans.

         5.13 Dissenting Shares. Ameris will promptly notify CCS of any written notice relating to the exercise of dissenters' rights granted under the TBCA, including the name of the dissenting shareholder and the number of Dissenting Shares to which such notice relates. Subject to Section 6.1(f), CCS shall satisfy (if by payment, in cash) obligations of Ameris to those shareholders properly exercising and perfecting their dissenters' rights under the TBCA.

         5.14 Non-Solicitation. Except with respect to the Pre-Closing Sale, Ameris shall, and shall direct and use its best efforts to cause its subsidiaries, directors, officers, employees, advisors, accountants, and attorneys (the "Representatives"), not to initiate, solicit, or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of Ameris or any Ameris Subsidiary (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (ii) they will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.14; and (iii) they will notify CCS immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

         5.15 Title Insurance. At least ten (10) days prior to Closing, Ameris shall deliver to CCS a current ALTA title insurance commitment issued by a nationally recognized title insurance company acceptable to CCS of the condition of title to the Retained Real Estate located at Hermitage Hall (a "Commitment"), which commitment shall commit for the issuance of a title insurance policy, ALTA Owner's (or Leasehold, as appropriate) Policy Form 1992 (each a "Title Policy") as to such tract of Retained Real Estate. The costs of the Commitment and the Title Policy shall be borne equally by CCS and Ameris. The Commitment and Title Policy shall show that the Hermitage Hall Retained Real Estate is owned in fee simple (or that a valid and enforceable leasehold estate is owned, as the case may be) by Ameris or an Ameris Subsidiary, free from all liens, restrictions, encumbrances, easements, leases and claims on title whatsoever, except the Permitted Exceptions and except for those liens related to debt that are reflected on the Balance Sheet. The Commitment and the Title Policy will also contain: (a) a so-called "tax parcel endorsement" listing all of the tax parcel identification numbers affecting the Hermitage Hall Retained Real Estate and stating that no other property is included in such Retained Real Estate and that no other tax parcel identification numbers affect such Retained Real Estate; (b) a 3.1 zoning endorsement or its equivalent as then in use by the title company in form and substance acceptable to CCS; (c) extended coverage deleting all standard and general exceptions; (d) affirmative coverage against any Hill-Burton Liens; (e) an owner's comprehensive endorsement; and (f) any additional endorsements or insurance as CCS may reasonably require. The title company shall provide, when delivering the Commitment, one (1) copy of all recorded documents affecting title to such Retained Real Estate to CCS. Ameris and the Ameris Subsidiaries shall execute such certificates and affidavits as may be reasonably required in connection with the issuance of the Title Policy and endorsements.

         5.16 (Reserved.)

         5.17 Estoppel Certificates. Prior to Closing, Ameris shall furnish to CCS and its designees, an estoppel certificate in substantially the form attached hereto as Exhibit C (an "Estoppel Certificate"), from the Lessor under the lease for the Clarksville Home facility. Ameris shall use its best efforts to obtain an Estoppel Certificate from the State of Pennsylvania with respect to the facility used in connection with the Philadelphia Program.

         5.18 (Reserved).

         5.19 UCC Searches. UCC Financing Statement searches, local and central, including fixtures (and including copies of all such financing statements and exhibits and attachments thereto), and federal and state tax lien and judgment searches, with respect to Ameris, the Ameris Subsidiaries and their respective predecessors, including all "DBAs", trade names and fictitious names of Ameris and Ameris Subsidiaries, from each of the jurisdictions in which such entity does business or has done business within the preceding five (5) years (the "UCC Searches"), shall be obtained by Ameris, at the expense of Ameris, and delivered to CCS prior to Closing.

         5.20 Employee Benefit Plans. For that period prior to the Closing, Ameris shall maintain in good standing, and shall fund all liabilities under, all Ameris Plans other than the Ameris 401(k) Plan, which shall be terminated by the Ameris Board of Directors prior to the Closing Date. CCS and Ameris shall cooperate in good faith to determine the disposition of funds currently held in the Ameris 401(k) Plan for the benefit of Ameris employees, and shall take all action necessary and appropriate to effect such disposition.

         5.21 Pre-Closing Sale.

              (a) Prior to the Closing, Ameris shall sell and deliver to Smith of Georgia, LLC, a Tennessee limited liability company ("Smith of Georgia"), all of the issued and outstanding shares of the capital stock of Ameris of Georgia, in exchange for Smith of Georgia's assumption of those certain liabilities and obligations of Ameris described on Schedule 5.21(a) and the issuance by Smith of Georgia to Ameris of a promissory note in a principal amount of $2,500,000 and in the form attached hereto as Exhibit D (the "Smith of Georgia Note") (collectively, the "Hospital Transfer").

              (b) Prior to the Closing, Ameris shall sell and assign to Ameris Health Systems, LLC, a Tennessee limited liability company ("Ameris LLC"), (i) all of its rights and obligations under the Management Contracts and (ii) those assets listed on Schedule 5.21(b), in exchange for the issuance by Ameris LLC to Ameris of a promissory note in a principal amount of $1,000,000 (the "Ameris LLC Note"), and Ameris LLC's assumption of those certain liabilities and obligations Ameris described on Schedule 5.21(b) (collectively, the "Asset Sale," and together with the Hospital Transfer, the "Pre-Closing Sale").

         5.22 Change of Ameris Name. As soon as reasonably practical following the Effective Time, CCS shall cause the name of Ameris to be changed to the name which does not incorporate the word "Ameris".


                                   ARTICLE VI
                                   CONDITIONS

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each of CCS and Ameris to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) This Agreement and the transactions contemplated hereby shall have been approved by the Ameris Shareholders in the manner required by the TBCA, the Charter and Bylaws of Ameris, and such other documents as may be necessary in order to satisfy the requirements of obtaining such approval.

              (b) No action or proceeding before a court or other governmental body by any governmental agency or public authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

              (c) All consents, authorizations, orders, and approvals of (or filings or registrations with) any governmental commission, board, or other regulatory body or any other third party (including lenders and lessors) required in connection with the execution, delivery, and performance of this Agreement and the transactions contemplated hereby (including, without limitation, the Pre-Closing Sale) shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing, or registration would not have a CCS Material Adverse Effect or an Ameris Material Adverse Effect following the Effective Time.

              (d) Each of CCS and Ameris shall have received from the other copies of all resolutions adopted by the Board of Directors and shareholders (if applicable) of the other in connection with this Agreement and the transactions contemplated hereby.

              (e) (Reserved).

             (f) The holders of no more than five percent (5%) of the outstanding equity securities of Ameris shall have filed written objection to the Merger, as provided in TBCA Section 18-23-202.

             (g) No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any party hereto as a result of which either CCS or Ameris reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

         6.2 Conditions to Obligation of Ameris to Effect the Merger. The obligation of Ameris to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

             (a) CCS shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of CCS contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date.

             (b) From the date of this Agreement until the Effective Time, there shall not have occurred any material change in the financial condition, business, operations, or prospects of CCS, that would have or would be reasonably likely to have a CCS Material Adverse Effect.

             (c) Ameris shall have received a written opinion, dated as of the Closing Date, from Bass, Berry & Sims PLC, in form and substance satisfactory to it, as to certain matters agreed upon by legal counsel of CCS and Ameris.

             (d) Ameris shall have received such customary certificates of officers of CCS and such other customary closing documentation as it may reasonably request, including without limitation:

                 (i) a certificate of existence regarding CCS, certified by the
             Secretary of State of the State of Tennessee, dated within 10 business days of Closing;

                 (ii) a certificate dated as of the Closing Date signed by a duly authorized Officer of CCS, certifying the satisfaction of the condition in Section 6.2(a) and that CCS has fulfilled all of the conditions applicable to it of this Article VI; and

                 (iii) an incumbency certificate certifying the identity of the officers of CCS.

             (e) All documents, instruments, proceedings, and related matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in all material respects to counsel to Ameris.

         6.3 Conditions to Obligation of CCS to Effect the Merger. The obligation of CCS to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

             (a) Ameris shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Ameris contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date (except those representations and warranties which have been rendered untrue and incorrect as a result of the consummation of the Pre-Closing Sale, which need only be true as of the date immediately prior to the consummation of the Pre-Closing Sale).

             (b) From the date of this Agreement until the Effective Time, there shall not have occurred any material change in the financial condition, business, operations, or prospects of Ameris (other than the Pre-Closing Sale), that would have or would be reasonably likely to have a Ameris Material Adverse Effect.

             (c) CCS shall have received a written opinion, dated as of the Closing Date, from Boult Cummings Conners & Berry PLC, in form and substance satisfactory to it, as to certain matters agreed upon by legal counsel of CCS and Ameris.

             (d) CCS shall have received such customary certificates of officers of Ameris and such other customary closing documentation as it may reasonably request, including without limitation:

                 (i) a certificate of existence regarding Ameris, certified by the Secretary of State of the State of Tennessee, dated within 10 business days of Closing;

                 (ii) a certificate dated as of the Closing Date signed by a duly authorized officer of Ameris, certifying the satisfaction of the condition in Section 6.3(a) and that Ameris has fulfilled all of the conditions applicable to it of this Article VI; and

                 (iii) an incumbency certificate certifying the identity of the officers of Ameris.

             (e) (Reserved)

                  (f) CCS shall have received reasonable assurances from all applicable licensure agencies that upon or as of the Closing all licenses, permits and certificates of need required by law to operate each of Hermitage Hall, the Clarksville Home, the Alabama Program, and the Philadelphia Program as currently operated will be transferred to, or reissued in the name of, CCS or a subsidiary thereof.

                  (g) CCS shall have obtained reasonable assurances that Medicare and Medicaid certification of each of Hermitage Hall, the Clarksville Home, the Alabama Program, and the Philadelphia Program for their operation by CCS or a subsidiary thereof will be effective as of Closing and that CCS or a subsidiary thereof may participate in and receive reimbursement from such programs without interruption effective from and after the Closing.

                  (h) CCS shall have received transfer of all accreditations (including JCAHO accreditations where applicable) and provider contracts necessary in the reasonable opinion of CCS to own and operate Hermitage Hall, the Clarksville Home, the Alabama Program, and the Philadelphia Program, if any.

                  (i) The HCFP Warrant shall have been exercised.

                  (j) All consents, waivers, and estoppels of third parties as may be legally or contractually required for the consummation of the Merger shall have been obtained in form and substance reasonably satisfactory to CCS.

                  (k) CCS shall have received a Report of a Phase I Environmental Site Assessment of the Retained Real Estate, at the expense of CCS, and the scope, findings, and conclusions of such report shall be reasonably satisfactory to CCS.

                  (l) CCS shall have obtained mechanical, electrical and structural engineering reports, if CCS elects to obtain them, at the expense of CCS, indicating a condition of the Assets consistent with the representations and warranties of Ameris herein.

                  (m) CCS shall have received the Title Policy as specified in
         Section 5.15, and all matters listed or described therein or depicted thereon shall be reasonably satisfactory to CCS.

                  (n) CCS shall have received the Leases and the Clarksville Home Estoppel Certificate, and all matters listed and described therein and all provisions thereof shall be reasonably satisfactory to CCS.

                  (o) All documents, instruments, proceedings, and related matters in connection with the transactions contemplated by this Agreement (including, without limitation, the Pre-Closing Sale) shall be reasonably satisfactory in all material respects to counsel to CCS.

                  (p) Ameris shall have caused those employment agreements between it and each of Sam J. Lewis, C.J. Herring and David S. Perrine to be terminated, and each of Messrs. Lewis, Herring and Perrine shall have executed a release of Ameris, in form and substance reasonably satisfactory to CCS.

                  (q) The Anderson Note shall have been fully converted into Ameris Common Stock.

                  (r) Each outstanding option to purchase shares of Ameris Common Stock listed in Section 3.3 of the Ameris Disclosure Letter shall have been exercised in full.

                  (s) Ameris shall have received from shareholders owning at least 95% of the Ameris Common Stock entitled to vote at the Ameris special meeting of shareholders a signed proxy voting in favor of the Pre-Closing Sale and the Merger; and no more than three Ameris Shareholders shall have failed to submit a signed proxy voting in favor of the Pre-Closing Sale and the Merger.

                  (t) Ameris shall have received a written consent, in form and substance reasonably satisfactory to CCS, to the Pre-Closing Sale and the Merger, from each shareholder of Ameris, as of the Closing Date, who was not entitled to vote at the special meeting of shareholders of Ameris.

                  (u) Ameris shall have provided evidence to CCS of the agreement by Ameris LLC to provide indemnification in form and substance reasonably satisfactory to CCS, to Ameris from and against any liability (including, without limitation, legal fees and other defense costs) incurred in connection with that item of litigation styled Ameris Health Systems, Inc. v. Consolidated Health Corporation of Mississippi, Inc., and any claims arising in connection therewith.

                                   ARTICLE VII
                                   TERMINATION

         7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of Ameris, by the mutual consent of the Boards of Directors of CCS and Ameris.

         7.2 Termination by Either CCS or Ameris. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of CCS or Ameris if (a) the Merger shall not have been consummated by September 30, 1998; (b) the approval of Ameris' shareholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory, or administrative agency or commission shall have issued an order, decree, or ruling, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree.

         7.3 Termination by Ameris. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of Ameris, by action by the Board of Directors of Ameris, if (a) there has been a breach by CCS of any representation or warranty contained in this Agreement that would have or would be reasonably likely to have a CCS Material Adverse Effect or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of CCS, which breach is not curable or, if curable, is not cured within 10 days after written notice of such breach is given by Ameris to CCS.

         7.4 Termination by CCS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after adoption and approval of the shareholders of Ameris, by action of the Board of Directors of CCS, if (a) there has been a breach by Ameris or Merger Sub of any representation or warranty contained in this Agreement that would have or would be reasonably likely to have an Ameris Material Adverse Effect or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Ameris or Merger Sub, which breach is not curable or, if curable, is not cured within 10 days after written notice of such breach is given by CCS to Ameris.

         7.5 Effect of Termination and Abandonment. Upon termination of this Agreement pursuant to this Article VII, this Agreement shall be void and of no other effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto

(other than for breach of a covenant contained herein), or on the part of the respective directors, officers, employees, agents, or shareholders of any of them.

         7.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Indemnification by Ameris. Subject to the provisions of this
Article VIII, the Ameris Shareholders hereby agree to defend, indemnify, and hold harmless the Surviving Corporation, CCS, each CCS fiduciary's employee benefit plans, and shareholders, affiliates, officers, directors, employees, agents, successors, and assigns of CCS ("CCS Indemnified Persons") and shall reimburse CCS Indemnified Persons for, from, and against each claim, loss, liability, costs, and expense (including without limitation interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements, and expenses of attorneys, accountants, and other professional advisors) (collectively, "Losses"), directly or indirectly relating to, resulting from, or arising out of:

             (a) Any untrue representation, misrepresentation, breach of warranty, or nonfulfillment of any covenant, agreement, or other obligation by or of Ameris contained herein, in the Ameris Disclosure Letter, or in any certificate, document, or instrument delivered to CCS pursuant hereto.

             (b) Any Tax for any period prior to and including the Closing that is not previously paid, or for which adequate reserves have not been established in the Balance Sheet, which may at any time be asserted or assessed against CCS, Ameris or an Ameris Subsidiary for any event or period prior to and through the Closing Date (regardless of whether the possibility of the assertion or assessment of any such liability or obligation shall have been disclosed to CCS at or prior to the Closing).

             (c) The release, discharge or disposal of any Hazardous Material at, on, under or onto any portion of the soils, air, groundwater or surface water of the Property (as defined in Section 3.20), or migrating from the Property, on or prior to the Closing Date (and including any migration of such pre-Closing releases, discharges or disposals after the Closing Date); and/or

             (d) Any claim, complaint, action, or other lawsuit brought before any court or governmental authority by any person alleging personal injury, property damage, and/or a citizen suit relating to the release, discharge or disposal of any Hazardous Material at, on, under or onto any portion of the soils, air, groundwater or surface water of the Property, or migrating from the Property, on or prior to the Closing Date (and including any migration of such pre-Closing releases, discharges or disposals after the Closing Date), and which is due to the use of the Property by Ameris or any Ameris Subsidiary, and/or prior owners' or third parties' use of the Property prior to the Closing Date.

             (e) Any claim for indemnification or other recourse relating to the ownership or sale of Whitwell that exceeds $114,000.

             (f) Any act or omission of Ameris or an Ameris Subsidiary or any of their affiliates, officers, employees, agents, or independent contractors that occurred prior to the Closing Date for which adequate reserves have not been established in the Balance Sheet.

             (g) Any professional liability claim against CCS, Ameris or an Ameris Subsidiary that arises out of an act or omission occurring prior to the Closing Date.

             (h) Any matter relating to any violation of any federal, state or local statute, regulation, law or order in respect of Ameris, any Ameris Subsidiary or any of their operations occurring prior to the Closing Date, including, without limitation, laws relating to the provision of health care services.

             (i) Any amounts payable or repayments as a result of audit reviews by third party payors or settlement processes (including cost reports filed or to be filed) used by any third party payor, including Medicare and Medicaid, for all periods through Closing, including any amount payable as a result of the transactions contemplated by this Agreement.

             (j) (Reserved)

             (k) Any loans, grants or loan guarantees pursuant to the Hill-Burton Act program, the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Planning and Resources Development Act and the Community Mental Health Centers Act, as amended, or similar laws or acts relating to health care facilities.





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





             (l) Any investigation, claim, inquiry or action by any governmental agency (including but not limited to the Department of Health and human Services or any division thereof, Federal Bureau of Investigation, the Department of Justice, Internal Revenue Service, and/or any state agency) or private individual acting in the capacity of qui tam relator or qui tam plaintiff, which such investigation, claim, inquiry or action arises from any actions, inaction, conduct or omissions occurring or in existence prior to Closing relating to any business owned or operated by Ameris or an Ameris Subsidiary, including, without limitation, damages, penalties, fines, assessments and attorneys fees, as well as any costs associated with or arising from researching, reviewing, providing or copying records and responding to search warrants, civil investigative demands, summons or subpoenas.

             (m) Any liability or obligation of Ameris of Georgia.

             (n) Any liability or obligation related to the Transferred Business or the Transferred Assets.

             (o) Any liability or obligation arising out of those disputes and matters listed in Section 3.14 of the Ameris Disclosure Letter, and all related claims and causes of actions stated therein, as the same may be amended from time to time after the date hereof, and including without limitation legal fees and other defense costs associated therewith.

             (p) Any other Loss incidental to any of the foregoing.

         8.2 Indemnification by CCS. Subject to the provisions of this Article VIII, CCS hereby agrees to defend, indemnify and hold harmless Ameris, each Ameris fiduciary's employee benefit plans, each of the Ameris Shareholders and all affiliates, officers, directors, employees, agents, successors and assigns of Ameris ("Ameris Identified Persons") and shall reimburse Ameris Indemnified Persons for, from and against each Loss, directly or indirectly relating to, resulting from or arising out of, any untrue representation, misrepresentation, breach of warranty, or nonfulfillment of any covenant, agreement, or other obligation by or of CCS contained herein, in the Ameris Disclosure Letter, or in any certificate, document, or instrument delivered to Ameris pursuant hereto.

         8.3 Procedure.

             (a) The indemnified party shall promptly notify the indemnifying party (or in the case of the Ameris Shareholders, Mr. Lindley) of any claim, demand, action, or proceeding for which indemnification will be sought under Sections 8.1 or 8.2 of this Agreement, and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding. In connection with any such third party claim, demand, action, or proceeding, CCS and the Ameris Shareholders shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action, or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement; then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action, or proceeding; and
         (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action, or proceeding is greater than the amount of the proposed settlement.

             (b) Notwithstanding any provision contained herein to the contrary, neither CCS nor Ameris shall have any obligation to indemnify or to reimburse the other pursuant to Section 8.1 or 8.2 unless the amount of the Loss of the claim for which indemnification is sought, when aggregated with all other losses and claims for which indemnification is sought, exceeds $50,000, at which time rights to indemnification for losses and claims may be asserted for all amounts above such initial $50,000.

            (c) Notwithstanding anything herein to the contrary, no claim for indemnification may be brought in respect of Section 8.1(a), as it relates to Article III of this Agreement (other than Sections 3.9, 3.10, 3.13, 3.17, 3.20, 3.31, 3.32 and 3.35), following the second anniversary of the Closing Date, and no claim for indemnification may otherwise be brought in respect of Sections 8.1 or 8.2 following the fifth anniversary of the Closing Date; provided that a claim for indemnification made prior to the end of such two or five year period, as applicable, shall not be precluded following such two or five year period, as applicable, but shall remain subject to the terms of this Agreement until the resolution of such claim.

             (d) Notwithstanding anything herein to the contrary, no claim for indemnification may be brought in respect of Section 8.1(a), as it relates to Section 3.12, in excess of the Receivable Escrow Amount.

         8.4 Survival of Representations. All representations, warranties, covenants, and agreements by the parties contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any party hereto. The remedies provided in this Article VIII shall not be cumulative, but shall be the sole remedies of the parties with respect to the subject matter thereof. The sole remedy against the Ameris Shareholders for any claims for indemnification arising hereunder shall be disbursement of Escrow Funds as authorized by this

Agreement, there being no personal liability of any kind upon any of the Ameris Shareholders, beyond such Shareholders' proportionate share of the Escrow Fund.


                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 Notices. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


If to CCS or Merger Sub:                     If to Ameris:

Children's Comprehensive Services, Inc.      Ameris Health Systems, Inc.
3401 West End Avenue, Suite 500              1114 Seventeenth Avenue South
Nashville, TN 37203                          Nashville, TN 37212-2215
Attn: H. Neil Campbell                       Attn: Sam J. Lewis

with a copy to:                              with a copy to:

Leigh Walton                                 John Gillmor
Bass, Berry & Sims PLC                       Boult Cummings Conners & Berry PLC
2700 First American Center                   414 Union Street
Nashville, Tennessee  37238                  Nashville, Tennessee 37219

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered, or mailed.

         9.2 Assignment, Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and all references to any party to this Agreement shall include references to its respective successors and assigns.

         9.3 Entire Agreement. This Agreement, the Exhibits and Schedules, the Disclosure Letters, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

         9.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.5 Governing Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the United States and those of the State of Tennessee applicable to contracts made and to be performed wholly within such state without regard to its conflict of laws provisions.

         9.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         9.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. Unless otherwise indicated, all references to "Articles" or "Sections" refer to the corresponding articles or sections, respectively, of this Agreement.

         9.8 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         9.9 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         9.10 Incorporation of Exhibits. The Disclosure Letters and the Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this

Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.12 Expenses. Each party to this Agreement shall bear its own expenses in connection with the Merger and the transactions contemplated hereby.

         9.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.



                            (signature page follows)

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.



                                   CHILDREN'S COMPREHENSIVE SERVICES, INC.


                                   By:
                                      ---------------------------------------
                                        H. Neil Campbell
                                        Executive Vice-President


                                   CCS MERGER SUB, INC.


                                   By:
                                      ---------------------------------------
                                        H. Neil Campbell
                                        President

                                   AMERIS HEALTH SYSTEMS, INC.

                                   By:
                                      ---------------------------------------
                                        Sam J. Lewis
                                        Chairman and Chief Executive Officer